Exhibit 6.5

PEERSTREAM PROPS APP SERVICES AGREEMENT

This Props App Services Agreement (the “Agreement”) is made and entered into as of February 11, 2020 (the “Effective Date”) by YouNow, Inc., a Delaware corporation (“YouNow”) and PeerStream, Inc., a Delaware corporation (“App Developer”). YouNow and App Developer may collectively be referred to as the “Parties” and individually as a “Party”.

1.	Background.

1.1    YouNow is the issuer of digital assets known as “Props Tokens” and the creator of a network infrastructure for consumer apps that incorporate functionality for Props Tokens, which is based in part on a blockchain technology (collectively, the “Props Network”).

1.2    App Developer is the developer, owner, and operator of one or more consumer apps designed to give functionality and benefits to users holding Props Tokens (the “Developer Apps”).

1.3    As described in the Offering Circular attached hereto as Exhibit A (the “Offering Circular”), YouNow intends to make a one-time grant of 2,000,000 Props Tokens to App Developer (such Props Tokens, the “Grant Allocation Tokens”), and upon delivery of the Grant Allocation Tokens to the App Developer, the App Developer will deliver the Grant Allocation Tokens to App Developer Users pursuant to this Agreement.

1.4    As described in the Offering Circular, YouNow intends to make daily allocations of Props Tokens available to App Developer (“Daily Token Allocations”) based, in part, on usage of the Developer Apps by consumer users of the Developer Apps (“App Developer Users”), and upon delivery of the Daily Token Allocations to the App Developer, the App Developer may either (a) deliver a portion (as set forth in the User Props Token Usage Guidelines (as defined below)) of the Daily Token Allocations to the App Developer Users as rewards for their participation on the Props Network (such Props Tokens, the “User Props Tokens”) pursuant to this Agreement or (b) keep some or all of the Daily Token Allocations as rewards for the creation and operation of the Developer Apps (such Props Tokens, the “App Props Tokens”).

2.	Props Token Distributions.

2.1    Delivery of Grant Allocation Tokens. YouNow will deliver Grant Allocation Tokens and Daily Token Allocations to the App Developer pursuant to and under the terms and conditions described in the Offering Circular.

2.2    Integration of User Props Token Usage Guidelines. App Developer will (i) integrate the User Props Token Usage Guidelines into each Developer App (which, for the avoidance of doubt, shall mean the integration of, without limitation, the rules, methods, restrictions, limitations and all other substantive matters addressed in the User Props Token Usage Guidelines) (the functionality of the Developer Apps, when operating in accordance with the User Props Token Usage Guidelines is referred to as the “Integrated Guidelines” and, together with the User Props Token Usage Guidelines, the “Guidelines”); (ii) create clear, prominent and dedicated messaging within each Developer App to communicate to App Developer Users the Guidelines including (A) how User Props Tokens may be earned by App Developer Users, (B) how App Developer Users can use User Props Tokens in the applicable Developer App, and (C) how App Developer Users can claim User Props Tokens to an external wallet linked to the applicable Developer App; and (iii) use commercially reasonable efforts to ensure that the Guidelines meaningfully reward App Developer Users for their activities in Developer Apps.

2.3    Changes to User Props Token Usage Guidelines and Integration. YouNow shall ensure that the User Props Token Usage Guidelines are included with the Offering Circular filed on the Securities and Exchange Commission’s (“SEC”) Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”). App Developer will not materially change the Guidelines (any such change, a “Guidelines Change”) unless, (i) App Developer has delivered written notice to YouNow that completely and accurately, in all material respects, describes the Guidelines Change and (ii) the Applicable Waiting Period (as defined below) has expired. If outside legal counsel to YouNow determines, in its sole discretion, acting in good faith, that the Guidelines Change reflects facts or events which, individually or in the aggregate, do not represent a fundamental change in the information previously provided by the App Developer or the information in the qualified offering statement filed by YouNow in connection with its offering of Props Tokens under Regulation A (a “Fundamental Change”), then YouNow shall promptly file a supplement to the offering statement that contains information reflecting the Guidelines Change on EDGAR and the Applicable Waiting Period shall mean the period ending on the date the supplement is filed on EDGAR. If outside legal counsel to YouNow determines, in its sole discretion, acting in good faith, that the change reflects a Fundamental Change, then YouNow shall promptly file an amendment to the offering statement that contains information reflecting the Guidelines Change on EDGAR and the Applicable Waiting Period shall mean the length of time ending upon the qualification by the SEC of the amendment. App Developer will provide prompt notice if any information provided to YouNow, including any information provided pursuant to this Section 2.3 or Section 2.7, becomes untrue, incorrect, incomplete, or misleading.

2.4    Delivery of User Props Tokens to App Developer Users. App Developer will deliver the Grant Allocation Tokens and the portion of the Daily Token Allocation Tokens that are User Props Tokens received from YouNow to individual App Developer Users in accordance with the Guidelines within seven days of receipt from YouNow (the “Initial Delivery Deadline”), subject to the terms and conditions described in Sections 2.5 and 3.3 of this Agreement. In the event that an individual App Developer User has not satisfactorily completed the AML/KYC/OFAC Checks (as defined in Section 2.5) by the Initial Delivery Deadline or has not “claimed” the Props Tokens as described in the Offering Circular, the Initial Delivery Deadline will be extended until the later of (i) such time that the App Developer User has satisfactorily completed the AML/KYC/OFAC Checks and “claimed” the Props Tokens as described in the Offering Circular or (ii) the App Developer determines to cancel the pending reward of Props Tokens to the App Developer User (an “App Developer Cancellation”), which in no event shall occur earlier than one hundred and twenty (120) days after the date that the App Developer determined that the App Developer User may be entitled to an award. If an award is cancelled as a result of an App Developer Cancellation, then App Developer will reallocate the User Props Tokens that such App Developer User would have received in accordance with the Guidelines.

2.5    AML/KYC/OFAC Checks and Tax Information. App Developer will obtain (a) information reasonably equivalent to the information obtained by YouNow in connection with the operation of its YouNow app for purposes of satisfying anti-money laundering (“AML”), know your client (“KYC”), and Office of Foreign Asset Control (“OFAC”) checks and verifications of App Developer Users receiving the User Props Tokens, in each case as described on Exhibit B, and (b) all tax documentation reasonably requested by YouNow from App Developer Users receiving the User Props Tokens, as described on Exhibit C. App Developer will not deliver any User Props Tokens to App Developer Users who have not satisfied AML, KYC, and OFAC checks and verifications, or other requirements necessary to comply with applicable laws that are reasonably imposed by YouNow on App Developer Users as a condition of their receipt of User Props Tokens pursuant to the Offering Circular, in each case as described on Exhibit C (collectively, the “AML/KYC/OFAC Checks”). YouNow will provide App Developer with the software integrations necessary to complete the AML/KYC/OFAC Checks, and and YouNow will bear all costs and expenses of App Developer associated with the AML/KYC/OFAC Checks for the one-year period following the date of this Agreement. App Developer will be solely responsible for its own costs and expenses associated with the AML/KYC/OFAC Checks after such one-year period.

2.6    Delivery of Offering Circular. App Developer will (a) obtain consent from App Developer Users for the benefit of YouNow to receive information (including, without limitation, any information that YouNow is required to deliver to App Developer Users pursuant to applicable securities laws) from YouNow regarding YouNow, the Props Tokens, or the Props Network via YouNow’s websites or other electronic delivery and (b) make available to App Developer Users prior to or contemporaneously with any “offer” of User Props Tokens as defined in Section 2(a)(3) of the Securities Act of 1933, as amended, the most recently filed Offering Circular filed by YouNow in connection with its offering of Props Tokens under Regulation A.

2.7    Quarterly Delivery of Information. App Developer will provide to YouNow, by the fifth business day following the end of each fiscal quarter ended after ____________, 2020, information including (i) the total number of Grant Allocation Tokens and User Props Tokens that were distributed to App Developer Users during the previous fiscal quarter, (ii) the total number of Pending Props (as defined in the Offering Statement) that App Developer recorded for App Developer Users during the previous fiscal quarter. and (iii) the percentage of all Daily Token Allocations received by the App Developer during the previous fiscal quarter that were distributed as User Props Tokens. App Developer acknowledges and agrees that YouNow may publicly report this information.

3.	Representations and Warranties.

3.1    Each Party represents and warrants to the other Party that it has the full right, power, and corporate authority to enter into this Agreement and perform its obligations under this Agreement.

3.2    App Developer represents and warrants that (i) guidelines developed by the App Developer for each of the Developer Apps that cover how and when App Developer Users will receive and benefit from User Props Tokens with respect to their activities on each Developer App (collectively, the “User Props Token Usage Guidelines”) are attached hereto as Exhibit D, (ii) the User Props Token Usage Guidelines accurately and completely, in all material respects, describe (a) the App Developer’s method for determining which App Developer Users will receive the User Props Tokens and in what amounts and (b) any restrictions or limitations on an App Developer User’s ability to receive User Props Tokens imposed by the App Developer, and (iii) all information provided by App Developer to YouNow, including information provided to YouNow pursuant to this Section 3.2, is and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

3.3    App Developer represents and warrants to YouNow that (a) it understands that it may be deemed to be acting as an underwriter as that term is defined in Section 2(a)(11) of the Securities Act of 1933, as amended, with respect to its distribution of the Grant Allocation Tokens and Daily Token Allocations, (b) immediately prior to the time of App Developer's entry into this Agreement, App Developer was not registered as, and was not required to be registered as, a broker-dealer with the SEC or any state regulator, and (c) immediately prior to the time of App Developer's entry into this Agreement, App Developer was not a member of, and was not required to be a member of, the Financial Industry Regulatory Authority (“FINRA”). If App Developer becomes subject to registration as a broker-dealer, then App Developer will promptly notify YouNow, and YouNow will have the right to terminate this Agreement immediately at its discretion.

3.4    App Developer represents and warrants to YouNow that it is and will be solely responsible for compliance with all applicable data collection and privacy laws with respect to any and all App Developer User Information (as defined in Section 6.2).

3.5    App Developer represents and warrants to YouNow that it has received, and has had an opportunity to carefully review, the Offering Circular attached hereto as Exhibit A.

3.6    YouNow represents and warrants to App Developer that the Offering Circular does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated in the Offering Circular or necessary to make the statements in the Offering Circular not misleading as of (i) the time the Offering Circular is qualified by the SEC and (ii) each date of delivery of Grant Allocation Tokens and Daily Token Allocations by YouNow.

3.7    YouNow represents and warrants that it has not used, authorized the use of, referred to or participated in the planning for use of, and will not, without the prior consent of App Developer, use, authorize the use of, refer to or participate in the planning for use of, any offering materials for Props Tokens other than the Offering Circular.

3.8    YouNow represents and warrants to App Developer that, before amending or supplementing the Offering Circular, YouNow will (i) furnish App Developer with a copy of the proposed amendment or supplement and (ii) not file any proposed amendment or supplement to which App Developer reasonably objects.

3.9    YouNow represents and warrants to App Developer that YouNow will notify App Developer promptly if anything happens that would result in the Offering Circular containing a material misstatement or omission and, subject to the App Developer’s right to reasonably object, will promptly amend or supplement the Offering Circular to correct that misstatement or omission.

4.	Term and Termination.

4.1    Term. The term of this Agreement begins as of the Effective Date and will continue in effect for the period of time that the Offering Circular filed by YouNow under Regulation A remains qualified by the SEC, unless terminated sooner by either Party in accordance with the provisions in this Section 4 (the “Term”).

4.2    Termination Rights. Either Party may terminate this Agreement without cause upon one hundred and twenty (120) days prior written notice to the other Party. In addition, either Party may terminate this Agreement if the other Party materially breaches this Agreement. Notwithstanding the foregoing, either Party may also terminate this Agreement, effective immediately, if, in the opinion of such Party’s outside legal counsel, acting in good faith, (i) the performance of such Party’s obligations under this Agreement would be in violation of any law, rule, regulation or order applicable to such Party and (ii) the failure to comply with such law, rule, regulation or order would have a material adverse effect on the terminating Party.

4.3    Effect of Termination. If this Agreement expires or terminates for any reason or no reason, then App Developer must immediately return to YouNow within seven (7) days of such termination or expiration all Props Tokens not distributed to App Developer Users.

4.4    Survival. Upon termination of this Agreement, Sections 2.5 (AML/KYC/OFAC Checks and Tax Information), 2.6 (Delivery of Offering Circular), 4.3 (Effect of Termination), 4.4 (Survival), 6 (Proprietary Rights), 7 (Confidential Information), 8 (Indemnification), 9 (Contribution), 10 (Limitation of Liability; Disclaimer of Warranties) and 11 (Miscellaneous) shall survive and remain in effect.

5.	Joint-Marketing Efforts.

5.1    Joint-Marketing Efforts. The Parties will use commercially reasonable efforts to facilitate press announcements, press releases and other joint-marketing efforts related to this Agreement. To the extent either Party develops marketing or promotional content or materials pursuant to this Section 5.1, the other Party shall have the right to review such materials prior to their use or release, and if, based on a reasonable determination by the other Party, such materials impose regulatory burdens on the other Party or the Props Network, or the other Party otherwise reasonably objects to such materials, the other Party may ask the Party that developed marketing or promotional content to edit or adjust such materials, and such Party will not unreasonably disagree.

5.2    YouNow Trademarks. Subject to the provisions of this Section 5.2, during the Term of this Agreement, App Developer shall have the right to advertise, use and display to the public and App Developer Users that the Props Tokens are integrated into the Developer Apps and that the Developer Apps are incorporated into the Props Network under the trademarks, marks and trade names of YouNow set forth in Exhibit E, as may be amended in writing by YouNow from time to time (“Props Trademarks”). The form, circumstances and context of all use of the Props Trademarks by App Developer shall be subject to YouNow’s branding and trademark guidelines made available on www.propsproject.com. App Developer agrees to display the Props Trademarks in connection with the Props Tokens in the Developer Apps.

5.3    App Developer Trademarks. Subject to the provisions of this Section 5.3, during the term of this Agreement, YouNow shall have the right to advertise, use and display to the public that the Props Tokens are integrated into the Developer Apps and that the Developer Apps are incorporated into the Props Network under the trademarks, marks, and trade names of App Developer set forth in Exhibit F, as may be amended in writing by App Developer from time to time (“App Developer Trademarks”). The form, circumstances and context of all use of the App Developer Trademarks by YouNow shall be subject to App Developer’s branding and trademark guidelines made available to YouNow.

5.4    Trademark Use. Neither Party shall alter any Props Trademarks. Except as set forth in this Section 5, nothing contained in this Agreement shall grant or shall be deemed to grant to either Party any right, title or interest in or to the other Party’s trademarks. All benefits and goodwill resulting from the use of a Party’s trademarks under this Agreement will inure solely to that Party. App Developer shall obtain no rights with respect to any YouNow Trademarks, and YouNow shall obtain no rights with respect to any of App Developer Trademarks, each except as expressly set forth in this Agreement. At no time during or after the Term of this Agreement shall either Party challenge or assist others to challenge the other Party’s trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other Party. Upon termination of this Agreement, each Party shall immediately cease to use all the other Party’s trademarks.

6.	Proprietary Rights.

6.1    YouNow Materials. YouNow shall own and hereby retains all right, title, and interest in and to the Props Network, including all modifications, improvements, upgrades, and derivative works related thereto and all intellectual property rights therein and thereto. To the extent PeerStream obtains any ownership in the Props Network, including modifications, improvements, upgrades, or derivative works, PeerStream hereby assigns such right, title, and interest to YouNow.

6.2    App Developer User Information and YouNow Aggregated Data. As between the Parties, (a) App Developer solely owns the information that personally identifies any App Developer User or that relates to any App Developer User’s use of the Developer Apps (“App Developer User Information”), and (b) YouNow solely owns the aggregated and statistical data derived from the operation of the Props Network, including, without limitation, the daily active Props Token holder data and the performance results for the Props Network (the “YouNow Aggregated Data”). Nothing herein shall be construed as prohibiting YouNow from utilizing the YouNow Aggregated Data for purposes of operating the Props Network.

6.3    No Implied Rights. Except for the express rights granted herein, YouNow does not grant any other licenses or ownership rights to App Developer, whether express or implied, including to any YouNow software, technology, know-how, inventions, services, or intellectual property.

7.	Confidential Information.

7.1    Confidential Information. All Confidential Information (as defined in Section 7.2) disclosed by one party (the “Disclosing Party”) to the other Party (the “Receiving Party”) shall be owned by and remain, as between the Disclosing Party and the Receiving Party, the sole property of the Disclosing Party. Each Receiving Party shall not reveal or otherwise use the Disclosing Party’s Confidential Information or the terms of this Agreement, except: (a) the Receiving Party may use the foregoing to the extent necessary to perform its obligations under this Agreement or to the extent permitted by the other provisions of this Agreement; (b) the Receiving Party may disclose the foregoing to the extent reasonably believed to be necessary to comply with applicable law or the valid order of a court of competent jurisdiction or in connection with any arbitration proceeding, or to enforce its rights against the other via any such court or arbitration proceeding; provided that in any such event the Receiving Party shall so notify the Disclosing Party as promptly as practicable (and, if possible, prior to making any such disclosure) and the Receiving Party, at the Disclosing Party’s request and cost, shall seek confidential treatment of such information and cooperate with the Disclosing Party’s efforts (if any) to do the same; and (c) the Receiving Party may disclose the foregoing to its affiliates and to its and their directors, officers, employees, legal and financial advisors and auditors, provided that such affiliates, directors, officers, employees, legal and financial advisors and auditors agree to be bound by the provisions of this Section 7.1 (or are bound by confidentiality obligations on substantially similar terms or, in the case of attorneys or accountants, have a similar professional ethical duty) with respect to such information and that the Receiving Party will remain liable for any breach by any such third party of these provisions and for any damages caused thereby. Both parties understand and agree that money damages shall not be a sufficient remedy for any breach of this Section 8.1 by the Receiving Party and that the Disclosing Party shall be entitled to seek equitable relief as a remedy for any such breach. The obligations in this Section 7.1, are in addition to, and supplement, each party’s obligations of confidentiality under any nondisclosure or other agreement between the parties containing nondisclosure obligations.

7.2    Definition. For purposes of this Agreement, “Confidential Information” means information disclosed by a Disclosing Party in connection with this Agreement that is confidential to the Disclosing Party, regardless of whether such information is identified as confidential or not. “Confidential Information” of a Disclosing Party does not include information that: (i) the Receiving Party can demonstrate it rightfully possessed prior to the Effective Date without obligation of confidentiality; (ii) the Receiving Party develops independently without use of any of the Disclosing Party’s Confidential Information, as established by documentary evidence; (iii) was or becomes available to the Receiving Party from a source other than the Disclosing Party or its advisors, or any affiliates or representatives thereof, provided that the Receiving Party has no reasonable basis for concluding that such information was made available in violation of a confidentiality agreement with the Disclosing Party; or (iv) is or becomes publicly available without breach of this Agreement. App Developer acknowledges that the YouNow Materials, and YouNow Aggregated Data constitute Confidential Information and trade secrets of YouNow. YouNow acknowledges that the App Developer User Information constitutes Confidential Information and trade secrets of App Developer.

8.	Indemnification.

8.1    Indemnification of YouNow. App Developer will defend, indemnify, and hold harmless YouNow, its affiliates, their officers, directors, employees, agents, successors, and permitted assigns (each a “YouNow Indemnified Party”) from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, and expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”) (including any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding between any of the YouNow Indemnified Parties and any indemnifying Parties (each, a “YouNow Indemnifying Party” and collectively, the “YouNow Indemnifying Parties”) or between any YouNow Indemnified Party and any third party, or otherwise, or any claim asserted) incurred by the YouNow Indemnified Party arising out of or resulting from or in connection with any claim, suit, action, or proceeding (each, an “Action”) to the extent relating to or arising out of (i) App Developer’s breach of this Agreement and (ii) any untrue statement or alleged untrue statement of a material fact contained in the User Props Token Usage Guidelines or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading.

8.2    YouNow Indemnification Procedure. Each YouNow Indemnified Party will promptly notify App Developer in writing of any Action for which it seeks indemnification pursuant to this Section 8 and must reasonably cooperate with App Developer to facilitate the defense of any such claim. App Developer will immediately take control of the defense and investigation of such Action and employ counsel of its choice to handle and defend the same. App Developer will not settle any Action in a manner that adversely affects the rights of any YouNow Indemnified Party without the YouNow Indemnified Party’s prior written consent, which cannot be unreasonably withheld or delayed. Each such YouNow Indemnified Party may participate in and observe the proceedings with counsel of its own choosing and at its own cost and expense.

8.3    Indemnification of App Developer. YouNow will defend, indemnify, and hold harmless App Developer, its affiliates, their officers, directors, employees, agents, successors, and permitted assigns (each an “App Developer Indemnified Party”) from and against any Losses (including any and all investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding between any of the App Developer Indemnified Parties and any indemnifying Parties (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) or between any App Developer Indemnified Party and any third party, or otherwise, or any claim asserted) incurred by App Developer arising out of or resulting from or in connection with any Action to the extent relating to or arising out of (i) YouNow’s breach of this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any materials or information provided to App Developer Users by, or with the approval of, YouNow in connection with an offering of Props Tokens (whether in person or electronically), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iv) except to the extent that such indemnification would be contrary to public policy or otherwise impermissible under the federal securities laws, Actions that an App Developer Indemnified Party was or is acting as an unregistered or unlicensed broker or dealer (or equivalent), under (a) the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, (b) the rules and regulations of the Financial Industry Regulatory Authority, Inc. or (c) any other laws, rules or regulations of any other federal, state, regulatory, or self-regulatory authority, in each case commenced by any federal, state, regulatory or self-regulatory authority and based on the App Developer's activities under this Agreement, including without limitation defending against such actions. YouNow need not indemnify App Developer where the Action relates to or arises from information provided by App Developers expressly for inclusion in the Offering Circular. The parties expressly understand and agree that YouNow will not indemnify any App Developer Indemnified Party for activities other than those undertaken under this Agreement and described in the Offering Circular.

8.4    App Developer Indemnification Procedure. Each App Developer Indemnified Party will promptly notify YouNow in writing of any Action for which it seeks indemnification pursuant to this Section 8 and must reasonably cooperate with YouNow to facilitate the defense of any such claim. YouNow will immediately take control of the defense and investigation of such Action and employ counsel of its choice to handle and defend the same. YouNow will not settle any Action in a manner that adversely affects the rights of any App Developer Indemnified Party without the App Developer Indemnified Party’s prior written consent, which cannot be unreasonably withheld or delayed. Each such App Developer Indemnified Party may participate in and observe the proceeding with counsel of its own choosing and at its own cost and expense.

9.	Contribution.

9.1    Contribution. To the extent the indemnification provided for in Section 8 hereof is unavailable to or insufficient to hold harmless an Indemnified Party (as defined below) in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each Indemnifying Party, in lieu of indemnifying such YouNow Indemnified Party or App Developer Indemnified Party (each, an “Indemnified Party” and together, the “Indemnified Parties”) thereunder, shall contribute to the aggregate amount paid or payable by such Indemnified Party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by YouNow, on the one hand, and App Developer, on the other hand, from the offering of the Props Tokens pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the YouNow, on the one hand, and App Developer, on the other hand, in connection with the actions, statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of YouNow, on the one hand, and App Developer, on the other hand, shall be determined by reference to, among other things, whether the action, statement or omission relates to actions taken by or information supplied by YouNow, on the one hand, or App Developer, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

9.2    Amount of Contribution. The amount paid or payable by a Party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, all documented and reasonably incurred legal or other fees or expenses of such Party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification. YouNow and App Developer agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

9.3    Non-Exclusive Remedies. The remedies provided for in Section 8 and Section 9 hereof are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

10.	Limitation of Liability; Disclaimer of Warranties.

10.1    IN NO EVENT WILL YOUNOW BE LIABLE TO APP DEVELOPER, APP DEVELOPER USERS OR ANY OTHER THIRD PARTY WITH RESPECT TO THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTION OR LOSS OF INFORMATION, REGARDLESS OF WHETHER YOUNOW WAS ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING). NOTWITHSTANDING THE FOREGOING OR ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO CONSTITUTE A WAIVER OF YOUNOW’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER, NOR SHALL IT CONSTITUTE A WAIVER BY THE APP DEVELOPER OF ANY OF THE APP DEVELOPER’S LEGAL RIGHTS UNDER APPLICABLE U.S. FEDERAL SECURITIES LAWS OR ANY OTHER LAWS WHOSE APPLICABILITY IS NOT PERMITTED TO BE CONTRACTUALLY WAIVED.

10.2    EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4.1, YOUNOW DISCLAIMS ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE APP PROPS TOKENS, USER PROPS TOKENS, AND PROPS NETWORK, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, NON-INTERFERENCE, ACCURACY OF DATA, AND WARRANTIES ARISING FROM A COURSE OF DEALING.

10.3    IN NO EVENT WILL APP DEVELOPER BE LIABLE TO YOUNOW OR ANY OTHER THIRD PARTY WITH RESPECT TO THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS INTERRUPTION OR LOSS OF INFORMATION REGARDLESS OF WHETHER APP DEVELOPER WAS ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING), AND, IN NO EVENT, WILL APP DEVELOPER’S TOTAL COLLECTIVE LIABILITY FOR ALL ACTIONS UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT EXCEED $150,000.

11.	Miscellaneous.

11.1    Regulatory. Subject to Section 3.3, neither YouNow nor App Developer shall be liable or responsible to the other, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any terms of this Agreement, when and to the extent such failure or delay is caused by or results from the application of any law or regulation, a change in any law or regulation or any action by any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, self-regulatory authority, instrumentality, official, organization, unit, body or entity and any court or other tribunal), based on a reasonable determination by YouNow or App Developer that any such law or regulation applies.

11.2    Disclosure. Each Party consents to the reasonable or required disclosure of information regarding this Agreement and the relationship of the Parties contemplated hereunder in any filings or submissions to the SEC, including any such filings or submissions relating to an offering pursuant to Regulation A of the Securities Act of 1933, as amended, or periodic and other reports required to be filed by either Party with the SEC.

11.3    Interpretation. The Exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

11.4    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer on any other person (including, without limitation, any App Developer User) any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

11.5    Independent Contractor. In performing under this Agreement, each Party is acting as independent contractor, and in no way are the Parties to be construed as partners, joint venturers, fiduciaries or agents of one another in any respect.

11.6    Force Majeure. Neither Party shall be in default under this Agreement for failing to perform any obligation hereunder, other than the payment of amounts due, if such failure is caused solely by supervening conditions beyond the Parties’ respective control, including without limitation acts of God, civil commotion, strikes, terrorism, earthquake, flood, failure of third-party networking equipment, failure of the public internet, power outages, labor disputes or governmental demands or restrictions.

11.7    Assignment and Subcontracting. Either Party may assign this Agreement in connection with a merger, acquisition or sale of all or substantially all of its assets related hereto. Except as expressly stated in this Section 11.7, neither Party may assign its rights or obligations under this Agreement without obtaining the other Party’s prior written consent. Any assignment in contravention of this subsection shall be void.

11.8    Governing Law.  This Agreement shall be governed by the laws of the state of New York (excluding any rule or principle that would refer to and apply the substantive law of another state or jurisdiction).

11.9    Equitable Relief. App Developer and YouNow each acknowledge that any material breach of its obligations related to maintaining confidentiality would cause the other Party irreparable harm for which it has no adequate remedies at law. Accordingly, App Developer and YouNow each agree that the other Party is entitled to specific performance or injunctive relief for any such breach, without posting a bond or proving actual damages, and without prejudice to any other remedies that may be available to the Party seeking such equitable relief. The Parties agree that any claim or cause of action under or relating to this Agreement for equitable relief shall be brought in the state or federal courts located in New York, New York, United States and the Parties agree to submit to the exclusive personal jurisdiction of such courts.

11.10    Notice. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (a) delivered in person, (b) sent by overnight air courier with some sort of tracking mechanism, in each case properly posted and fully prepaid to the appropriate address as set forth below, or (c) sent by email. Either party may change its address for notices by notice to the other party given in accordance with this Section 11.10. Notices will be deemed given at the time of actual delivery in person, one day after delivery to an overnight air courier service, or at the time the email is sent.

Notice to YouNow:

Attn: [___________]
[Address Line 1]
[Address Line 2]
[Email address]

Notice to App Developer:

Attn: [___________]
[Address Line 1]
[Address Line 2]
[Email address]

11.11    Mitigation. Each Party must use commercially reasonable efforts to mitigate the impact of any damage arising out of or related to this Agreement.

11.12    Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between the Parties regarding the subject matter stated herein, and supersedes all previous communications, representations, understandings, and agreements, either oral, electronic, or written. For the avoidance of doubt, this Agreement neither incorporates any terms or conditions from nor is intended to terminate or supersede that certain Master Services Agreement (or its annexes), dated May 10, 2019, by and between the Parties.

11.13    Amendments. Any amendments to this Agreement shall only be valid if in writing and signed by an executive of both Parties.

11.14    Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, a valid provision that most closely matches the intent of the original shall be substituted and the remaining provisions of this Agreement shall be interpreted to best effect its original intent.

11.15    No Waiver. No delay or omission by a Party to exercise any right or power occurring upon any breach or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof.

11.16    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

PEERSTREAM, INC.

By	/s/ Jason Katz
Name:	Jason Katz
Title:	CEO

YOUNOW, INC.

By	/s/ Adi Sideman
Name:	Adi Sideman
Title:	President & CEO

Exhibit A

Offering Circular

[The information in this exhibit is either not material to an investment decision or is otherwise disclosed in the offering statement or exhibits thereto and thus has been omitted. The Company hereby agrees to furnish supplementally a copy of the omitted schedule to the Commission upon request.]

Exhibit B

AML/KYC/OFAC Standards

Information obtained by YouNow in connection with the operation of its YouNow app for purposes of satisfying AML/KYC/OFAC Checks:

●	Full Name

●	Date of Birth

●	Residential Address

●	Social Security Number (US only)

●	ID Document Verification, including photograph of front and back of identifying document and "selfie" photograph

Exhibit C

Information for Collection

Documentation including the following information:

●	Full Name

●	Date of Birth

●	Residential Address

●	Social Security Number (US only)

Exhibit D

User Props Token Usage Guidelines

[The information in this exhibit is either not material to an investment decision or is otherwise disclosed in the offering statement or exhibits thereto and thus has been omitted. The Company hereby agrees to furnish supplementally a copy of the omitted schedule to the Commission upon request.]

Exhibit E

Props Trademarks

[The information in this exhibit is either not material to an investment decision or is otherwise disclosed in the offering statement or exhibits thereto and thus has been omitted. The Company hereby agrees to furnish supplementally a copy of the omitted schedule to the Commission upon request.]

Exhibit F

PeerStream Trademarks

[The information in this exhibit is either not material to an investment decision or is otherwise disclosed in the offering statement or exhibits thereto and thus has been omitted. The Company hereby agrees to furnish supplementally a copy of the omitted schedule to the Commission upon request.]